Exhibit 99.1

Contacts at the Company:
Michael P. O’Donnell, CEO
David D. Womack, CFO
Telephone: (303)804-1333

Market: Nasdaq/NMS
Symbol:CMPP

FOR IMMEDIATE RELEASE
AUGUST 18, 2005

CHAMPPS ENTERTAINMENT, INC. APPOINTS NEW
CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER

LITTLETON, COLO, August 18, 2005– Champps Entertainment, Inc. (NASDAQ:CMPP) today announced that Michael P. O’Donnell, recently appointed CEO, has named two key additions to the company’s management team.

Rich Scanlan, a restaurant operations veteran, has returned to Champps as its newly appointed Chief Operating Officer. Scanlan replaces Don Lamb who left the company last May. Scanlan previously worked for Champps as a Director of Operations from 1997 to 2000. Scanlan most recently served as one of the creators and the Vice President of Operations for “Carmela’s”, the full service Italian division of Sbarro, Inc. In that capacity he reported directly to Michael O’Donnell, the then CEO of Sbarro. Prior to Carmela’s, Scanlan served as a Senior Director of Operations for the Hard Rock Café and also spent approximately 14 years in various operating positions with TGI Friday’s.

“I had the pleasure of working directly with Rich during my time at Sbarro and have followed his career closely from Friday’s to Champps to Hard Rock. Rich was a key contributor to the Champps solid execution and sales levels during his previous tenure with the company and has demonstrated the leadership and operational excellence we need at Champps. He already knows the culture and can hit the ground running. I am very pleased to have Rich back on my team,” said Michael O’Donnell, Chief Executive Officer.

In addition, Dave Womack, the company’s former Vice President of Finance and Controller, replaces Fred Dreibholz as the company’s Chief Financial Officer. Dreibholz left the company effective August 16, 2005 to pursue other opportunities. Clint Woodruff has also been promoted from Assistant Controller to Vice President/Controller.

Mr.Womack has almost 20 years of restaurant industry experience in accounting and financial management. He previously was Controller at Champps for over 2 years and also worked for almost 12 years at VICORP Restaurants, Inc., the parent of Village Inn and Bakers Square, in various capacities including Vice President/Controller. Mr. Womack has also served in a variety of other restaurant financial, accounting and managerial roles including Chief Executive Officer and Chief Financial Officer at the Wynkoop Brewing Company, a private Denver based company.

“Dave has demonstrated great financial and leadership skills in the several months we have worked together and he has been critical in implementing our Sarbanes-Oxley initiatives. Our team is very fortunate to have Dave’s capabilities combined with his previous Champps experience. These two key appointments will further the successful implementation of our strategic initiatives as we focus on returning Champps to operational excellence,” said Michael O’Donnell, Chief Executive Officer.

Champps plans to announce fourth quarter 2005 financial results after the market closes on August 31, 2005 and to file its Annual Report on Form 10-K on a timely basis.

Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 53 and franchises 12 Champps restaurants in 23 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to open and operate additional restaurants profitably, the ability of the Company to successfully implement our strategic initiatives to improve revenues and profitability, the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.